Exhibit 99.1 ***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION One South Main, Suite 1134 Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: Clark Hinckley Tel: (801) 524-4787 January 28, 2005

ZIONS BANCORPORATION BOARD INCREASES DIVIDEND TO $0.36 PER SHARE

Board also authorizes $60 million stock buyback

SALT LAKE CITY, January 28, 2005 — Zions Bancorporation (NASDAQ: ZION) announced today that its board of directors declared a regular quarterly dividend of $0.36 per common share, an increase of $0.04 per share or 12.5 percent over prior quarters. The dividend is payable February 23, 2005 to shareholders of record on February 9, 2005. The board also authorized the company to repurchase $60 million of company stock.

Zions Bancorporation is one of the nation's premier financial services companies, consisting of a collection of great banks in select high growth markets. Under local management teams and community identities, Zions operates approximately 400 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. In addition, Zions is a national leader in SBA lending, public finance advisory services, agricultural finance and electronic bond trading. The Company is included in the S&P 500 Index. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

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